EXHIBIT 99.1

Greif, Inc. Reports First Quarter 2006 Results

•	Net income rose to $17.4 million, before $20.2 million of timberland gains and $4.3 million of restructuring charges (special items) on a net of tax basis, in the first quarter of 2006 versus $14.5 million before special items in the same quarter last year. Net income based on accounting principles generally accepted in the United States (GAAP) was $33.4 million in the current quarter compared to $15.1 million in the first quarter of 2005.

•	Diluted earnings per Class A share in the first quarter of 2006 increased 20 percent to $0.60 before special items as compared to $0.50 before special items in fiscal 2005. GAAP diluted earnings per Class A share were $1.13 in the current quarter and $0.52 in the first quarter of 2005.

DELAWARE, Ohio (March 1, 2006) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging with niche businesses in containerboard, corrugated packaging and timber, today announced results for its first quarter of 2006, which ended on Jan. 31, 2006.

Michael J. Gasser, Chairman and Chief Executive Officer, commented, “We are pleased with our first quarter performance, especially given the challenging market conditions. Solid improvement in operating profit for Industrial Packaging & Services was partially offset by lower anticipated results in Paper, Packaging & Services. Benefits from the Greif Business System mitigated the adverse impact of higher energy and transportation costs during the quarter. We believe fundamentals in our markets are improving. As these positive developments are fully realized, Greif will be positioned for a successful 2006 fiscal year.”

GAAP to Non-GAAP Reconciliation

A reconciliation of the differences between all non-GAAP financial measures discussed in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Consolidated Results

Net Sales

Reported net sales were $582.3 million in the first quarter of 2006 compared to $582.6 million in the first quarter of 2005. Positive comparisons in the Industrial Packaging & Services ($0.7 million) and Timber segments ($0.2 million) were offset by a decline in the Paper, Packaging & Services segment ($1.2 million). Net sales changes for each of the Company’s business segments are discussed in more detail below. Net sales increased 5 percent, excluding the impact of foreign currency translation, from the same quarter last year. This increase is evenly split between overall improvement in selling prices and volumes.

Gross Profit

Gross profit was $89.7 million, or 15.4 percent of net sales, in the first quarter of 2006 versus $88.7 million, or 15.2 percent of net sales, in the first quarter of 2005. Raw material costs were generally lower for steel, containerboard and old corrugated containers (OCC) and higher for resin. The overall benefits to the gross profit margin related to raw material costs and the Greif Business System were significantly offset by higher energy and transportation costs compared to the same quarter of 2005.

Selling, General & Administrative (SG&A) Expenses

SG&A expenses were $59.5 million, or 10.2 percent of net sales, in the first quarter of 2006 compared to $59.7 million, or 10.3 percent of net sales, in the first quarter of 2005. Management continues to focus on the Company’s controllable costs.

Operating Profit

Operating profit before special items was $31.9 million in the first quarter of 2006 compared with $31.3 million in the first quarter of 2005. The increase in the Industrial Packaging & Services segment ($6.6 million) was partially offset by a decline in the Paper, Packaging & Services ($5.3 million) and Timber segments ($0.6 million). There were $5.5 million and $7.2 million of restructuring charges and $31.6 million and $8.1 million of timberland gains during the first quarter of 2006 and 2005, respectively. GAAP operating profit was $58.0 million in the first quarter of 2006 compared with GAAP operating profit of $32.2 million in the first quarter of 2005.

Net Income and Diluted Earnings Per Share

Net income before special items was $17.4 million in the first quarter of 2006 compared to $14.5 million in the first quarter of 2005. Diluted earnings per share before special items were $0.60 versus $0.50 per Class A share and $0.90 versus $0.76 per Class B share in the first quarter of 2006 and 2005, respectively.

The Company had GAAP net income of $33.4 million, or $1.13 per diluted Class A share and $1.73 per diluted Class B share, in the first quarter of 2006 versus net income of $15.1 million, or $0.52 per diluted Class A share and $0.79 per diluted Class B share, in the first quarter of 2005.

Business Group Results

Industrial Packaging & Services

The Industrial Packaging & Services segment offers a comprehensive line of industrial packaging products, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products and polycarbonate water bottles throughout the world. The key factors influencing profitability in the Industrial Packaging & Services segment are:

•	Selling prices and sales volumes;

•	Raw material costs, especially steel, resin and containerboard;

•	Benefits from the Greif Business System;

•	Restructuring charges; and

•	Impact of foreign currency translation.

In this segment, net sales were $429.7 million in the first quarter of 2006 compared to $429.0 million in the first quarter of 2005. Net sales rose 6 percent excluding the impact of foreign currency translation. The improvement in net sales was primarily due to the increased volume of plastic and fibre drum sales, which benefited from two tuck-in acquisitions in the fourth quarter of 2005, as well as organic growth in plastic drums. In addition, plastic drum selling prices increased in response to higher resin costs. The improvement in sales resulting from plastic and fibre drum volumes and plastic drum selling prices was partially offset by lower steel drum selling prices and volumes.

Operating profit before restructuring charges rose to $24.2 million in the first quarter of 2006 from $17.7 million in the first quarter of 2005. Restructuring charges were $4.2 million in the first quarter of 2006 compared with $6.8 million a year ago. The Industrial Packaging & Services segment’s gross profit margin improved to 16.7 percent in the first quarter of 2006 from 14.7 percent in the first quarter of 2005. This improvement was due to lower raw material costs, especially steel, and the Greif Business System. GAAP operating profit was $20.0 million in the first quarter of 2006 compared with $10.9 million in the first quarter of 2005.

Paper, Packaging & Services

The Paper, Packaging & Services segment sells containerboard, corrugated sheets and other corrugated products and multiwall bags in North America. The key factors influencing profitability in the Paper, Packaging & Services segment are:

•	Selling prices and sales volumes;

•	Raw material costs, especially OCC;

•	Energy and transportation costs;

•	Benefits from the Greif Business System; and

•	Restructuring charges.

In this segment, net sales were $147.0 million in the first quarter of 2006 compared to $148.2 million last year due to lower selling prices of containerboard, substantially offset by improved sales volumes of containerboard and corrugated sheets.

Operating profit before restructuring charges was $4.3 million in the first quarter of 2006 compared to $9.6 million in the first quarter of 2005. Restructuring charges were $1.2 million in the first quarter of 2006 versus $0.4 million a year ago. The decrease in operating profit was primarily due to significantly higher energy and transportation costs ($4.7 million) and lower selling prices for containerboard as compared to the first quarter of 2005. GAAP operating profit was $3.0 million in the first quarter of 2006 compared to $9.2 million in the first quarter of 2005.

Timber

The Timber segment consists of approximately 255,700 acres of timber properties in southeastern United States, which are actively harvested and regenerated, and approximately 37,000 acres in Canada. The key factors influencing profitability in the Timber segment are:

•	Planned level of timber sales; and

•	Gains on sale of timberland.

Net sales were $5.6 million in the first quarter of 2006 compared to $5.3 million in the first quarter of 2005. Operating profit before special items was $3.4 million (including $0.7 million resulting from the sale of development property in Canada) in the first quarter of 2006 compared to $4.0 million in the first quarter of 2005. Special items included insignificant restructuring charges in both periods and timberland gains of $31.6 million in the first quarter of 2006 and $8.1 million in the first quarter of 2005. GAAP operating profit was $34.9 million in the first quarter of 2006 compared to $12.1 million in the first quarter of 2005.

The Company completed the second phase of its previously reported $90 million sale of timberland, timber and associated assets in the first quarter of 2006. In this phase, the Company sold 15,300 acres of timberland holdings in Florida for $29.3 million, resulting in a gain of $27.4 million. The final phase of this transaction, approximately $10 million, is expected to occur later in fiscal 2006.

Greif Business System Update

The Greif Business System generates productivity improvements and achieves permanent cost reductions. The opportunities continue to include, but are not limited to, improved labor productivity, material yield and other manufacturing efficiencies, coupled with further footprint rationalization. Annualized benefits of approximately $125 million were achieved through the end of fiscal 2005. In addition, the Company has launched a strategic sourcing initiative to more effectively leverage its global spend and lay the foundation for a world-class sourcing and supply chain capability. The Company expects incremental benefits of approximately $30 million, primarily from the strategic sourcing initiative, during fiscal 2006.

Restructuring Charges

The Company had $5.5 million of restructuring charges during the first quarter of 2006. These charges were primarily the result of closing two industrial packaging operating locations in the United Kingdom and a corrugated container location in the United States. In addition, severance costs were incurred due to the elimination of certain administrative positions.

Financing Arrangements

Net debt outstanding was $370.2 million at Jan. 31, 2006 compared to $325.2 million at Oct. 31, 2005 and $430.0 million at Jan. 31, 2005. Net debt is long-term debt plus short-term borrowings less cash and cash equivalents. Net debt is higher than at fiscal year-end primarily due to the seasonality of the Company’s business, coupled with changes in working capital and the net impact of property, plant and equipment transactions. GAAP long-term debt was $457.4 million at Jan. 31, 2006 compared to $430.4 million at Oct. 31, 2005 and $477.1 million at Jan. 31, 2005.

Interest expense was $9.7 million and $10.1 million in the first quarter of 2006 and 2005, respectively. Lower average debt outstanding was partially offset by higher interest rates during the first quarter of 2006 compared to the first quarter of 2005.

Capital Expenditures

Capital expenditures were $12.6 million, excluding timberland purchases of $35.5 million, in the first quarter of 2006 compared with capital expenditures of $8.7 million during the first quarter of 2005. There were no timberland purchases in the first quarter of 2005.

For fiscal 2006, capital expenditures are expected to be approximately $75 million, excluding timberland purchases, which would be approximately $25 million below the Company’s anticipated depreciation expense of approximately $100 million.

Stock Repurchases and Dividends

During the first quarter of 2006, the Company repurchased 50,000 shares of Class A Common Stock pursuant to its stock repurchase program. The Board of Directors authorized the Company to purchase up to two million shares of the Company’s Class A or Class B Common Stock or any combination thereof. As of Jan. 31, 2006, the Company had repurchased 1,027,224 shares, including 626,476 shares of Class A Common Stock and 400,748 shares of Class B Common Stock, under this program. The total cost of the shares repurchased since 1999, when this program commenced, through Jan. 31, 2006 was $37.9 million.

The Company paid $6.8 million of dividends to its Class A and Class B stockholders in the first quarter of 2006 compared to $4.5 million for the same period last year. This represents an increase of approximately 50 percent per share for both classes of the Company’s common stock compared to the first quarter of 2005.

Company Outlook

Industry fundamentals are expected to continue to improve throughout fiscal 2006. There have been encouraging signs recently in the containerboard market following a period of declining prices most of the past year. It is anticipated that pressures related to higher energy and transportation costs in our businesses will be more than offset by additional savings from the Greif Business System. Earnings guidance before special items is being increased by $0.10 to $3.55 to $3.65 per Class A share for fiscal 2006, which is 9 percent to 12 percent above the Company’s fiscal 2005 earnings per Class A share.

Conference Call

The Company will host a conference call to discuss its first quarter of 2006 results on March 2, 2006, at 10 a.m. EST. To participate, domestic callers should call (800) 257-3401 and ask for the Greif conference call. The number for international callers is +1 303 205 0033. Phone lines will open at 9:50 a.m. EST.

The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com. A replay of the conference call will be available on the Company’s Web site approximately one hour following the call.

About Greif

Greif is a world leader in industrial packaging products and services. The Company provides extensive expertise in steel, plastic, fibre, corrugated and multiwall containers for a wide range of industries. Greif also produces containerboard and manages timber properties in the United States. Greif is strategically positioned in more than 40 countries to serve multinational as well as regional customers. Additional information is on the Company’s Web site at www.greif.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic or business conditions, including a prolonged or substantial economic downturn; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its industrial packaging, containerboard and corrugated products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel, resin and old corrugated containers; price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; property loss resulting from wars, acts of terrorism or natural disasters; the Company’s ability to integrate its newly acquired operations effectively with its existing business; the Company’s ability to achieve improved operating efficiencies and capabilities; the frequency and volume of sales of the Company’s timber and timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in its filings with the Securities and Exchange Commission, including its Form 10-K for the year ended Oct. 31, 2005. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

(Dollars in thousands, except per share amounts)

	Quarter ended January 31,
	2006	2005
Net sales	$582,316	$582,564
Cost of products sold	492,644	493,838

Gross profit	89,672	88,726

Selling, general and administrative expenses	59,454	59,721
Restructuring charges	5,468	7,186
Gain on sale of assets	33,211	10,344

Operating profit	57,961	32,163

Interest expense, net	9,701	10,093
Other income (expense), net	46	(969)

Income before income tax expense	48,306	21,101

Income tax expense	14,954	5,965

Net income	$33,352	$15,136

Basic earnings per share:
Class A Common Stock	$1.16	$0.53
Class B Common Stock	$1.73	$0.79

Diluted earnings per share:
Class A Common Stock	$1.13	$0.52
Class B Common Stock	$1.73	$0.79

Earnings per share were calculated using the following number of shares:

Basic earnings per share:
Class A Common Stock	11,542,159	11,119,292
Class B Common Stock	11,538,645	11,640,759

Diluted earnings per share:
Class A Common Stock	11,868,331	11,527,874
Class B Common Stock	11,538,645	11,640,759

GREIF, INC. AND SUBSIDIARY COMPANIES

SEGMENT DATA

UNAUDITED

(Dollars in thousands)

	Quarter ended January 31,
	2006	2005
Net sales
Industrial Packaging & Services	$429,720	$429,042
Paper, Packaging & Services	147,039	148,205
Timber	5,557	5,317

Total	$582,316	$582,564

Operating profit
Operating profit before restructuring charges and timberland gains:
Industrial Packaging & Services	$24,240	$17,679
Paper, Packaging & Services	4,257	9,591
Timber	3,363	4,007

Operating profit before restructuring charges and timberland gains	31,860	31,277

Restructuring charges:
Industrial Packaging & Services	4,222	6,798
Paper, Packaging & Services	1,236	377
Timber	10	11

Restructuring charges	5,468	7,186

Timberland gains:
Timber	31,569	8,072

Total	$57,961	$32,163

Depreciation, depletion and amortization expense
Industrial Packaging & Services	$15,082	$16,136
Paper, Packaging & Services	8,008	8,452
Timber	1,584	394

Total	$24,674	$24,982

GREIF, INC. AND SUBSIDIARY COMPANIES

GEOGRAPHIC DATA

UNAUDITED

(Dollars in thousands)

	Quarter ended January 31,
	2006	2005
Net sales
North America	$339,141	$317,176
Europe	156,029	176,170
Other	87,146	89,218

Total	$582,316	$582,564

Operating profit
Operating profit before restructuring charges and timberland gains:
North America	$11,434	$17,637
Europe	12,667	6,040
Other	7,759	7,600

Operating profit before restructuring charges and timberland gains	31,860	31,277
Restructuring charges	5,468	7,186
Timberland gains	31,569	8,072

Total	$57,961	$32,163

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(Dollars in thousands)

	January 31, 2006	October 31, 2005
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$115,421	$122,411
Trade accounts receivable	267,445	258,636
Inventories	177,499	170,533
Other current assets	75,069	74,372

	635,434	625,952

LONG-TERM ASSETS
Goodwill	248,910	263,703
Intangible assets	37,119	25,015
Assets held by special purpose entities	50,891	50,891
Other long-term assets	53,523	55,706

	390,443	395,315

PROPERTIES, PLANTS AND EQUIPMENT	889,583	862,056

	$1,915,460	$1,883,323

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$212,198	$234,672
Short-term borrowings	28,191	17,173
Other current liabilities	118,057	131,139

	358,446	382,984

LONG-TERM LIABILITIES
Long-term debt	457,442	430,400
Liabilities held by special purpose entities	43,250	43,250
Other long-term liabilities	293,413	294,105

	794,105	767,755

MINORITY INTEREST	3,173	1,696

SHAREHOLDERS’ EQUITY	759,736	730,888

	$1,915,460	$1,883,323

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

UNAUDITED

(Dollars in thousands, except per share amounts)

	Quarter ended January 31, 2006			Quarter ended January 31, 2005
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$57,961			$32,163
Restructuring charges	5,468			7,186
Timberland gains	(31,569)			(8,072)

Non-GAAP – operating profit before restructuring charges and timberland gains	$31,860			$31,277

GAAP – net income	$33,352	$1.13	$1.73	$15,136	$0.52	$0.79
Restructuring charges, net of tax	4,287	0.15	0.22	5,174	0.18	0.28
Timberland gains, net of tax	(20,229)	(0.68)	(1.05)	(5,812)	(0.20)	(0.31)

Non-GAAP – net income before restructuring charges and timberland gains	$17,410	$0.60	$0.90	$14,498	$0.50	$0.76

NOTE:

During the first quarter of 2006, the Company sold 15,300 acres of timberland holdings in Florida. The tax effect of the gain for this transaction is calculated using a 38.1 percent tax rate. The other adjustments to reconcile the GAAP to non-GAAP amounts are tax effected using the consolidated effective tax rate excluding the impact of this timberland sale.

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

UNAUDITED

(Dollars in thousands)

	Quarter ended January 31,
	2006	2005
Industrial Packaging & Services
GAAP – operating profit	$20,018	$10,881
Restructuring charges	4,222	6,798

Non-GAAP – operating profit before restructuring charges	$24,240	$17,679

Paper, Packaging & Services
GAAP – operating profit	$3,021	$9,214
Restructuring charges	1,236	377

Non-GAAP – operating profit before restructuring charges	$4,257	$9,591

Timber
GAAP – operating profit	$34,922	$12,068
Restructuring charges	10	11
Timberland gains	(31,569)	(8,072)

Non-GAAP – operating profit before restructuring charges and timberland gains	$3,363	$4,007

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

UNAUDITED

(Dollars in thousands)

	January 31, 2006	October 31, 2005	January 31, 2005
GAAP – long-term debt	$457,442	$430,400	$477,056
Short-term borrowings	28,191	17,173	9,036
Cash and cash equivalents	(115,421)	(122,411)	(56,138)

Non-GAAP net debt	$370,212	$325,162	$429,954